Exhibit 5.3

August 27, 2010

Radnet Management, Inc.
1510 Cotner Avenue
Los Angeles, CA  90025

Ladies and Gentlemen:

We have acted as special counsel to New Jersey Imaging Partners, Inc., a New Jersey corporation (“NJ Imaging Partners”) and Health Diagnostics of New Jersey, L.L.C., a New Jersey limited liability company (“Health Diagnostics”), in connection with the offer made by Radnet Management, Inc. (the “Issuer”) to exchange its new 10-3/8% Senior Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 10-3/8% Senior Notes due 2018 (the “Outstanding Notes”).  NJ Imaging Partners is named as a Guarantor in the Indenture described below and Health Diagnostics is named as a Guarantor in the Supplemental Indenture described below.  Each of NJ Imaging Partners and Health Diagnostics has provided a guarantee of the Outstanding Notes, which guarantee will also cover the Exchange Notes.  This opinion is furnished to you in connection with the registration of the Exchange Notes under the Securities Act, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). Unless defined in this opinion, capitalized terms used herein have the meanings ascribed to them in the Indenture.

In so acting, we have reviewed executed copies of the following documents (collectively, the “NJ Transaction Documents”):

1.           Indenture, dated as of April 6, 2010 (the “Indenture”), made by and among the Issuer, RadNet, Inc., the Subsidiary Guarantors party thereto (including NJ Imaging Partners) and U.S. Bank National Association, as trustee.

2.           Notation of Guarantee, executed by NJ Imaging Partners.

3.           Supplemental Indenture, dated as of August 19, 2010 (the “Supplemental Indenture”), made by and among Health Diagnostics (as “Guaranteeing Subsidiary”), the Issuer, the other Guarantors (as defined in the Indenture) and U.S. Bank National Association, as trustee.

4.           Notation of Guarantee, executed by Health Diagnostics.

August 27, 2010
Radnet Management, Inc.

We have also reviewed the Registration Statement, the Certificate of Incorporation and By-laws of NJ Imaging Partners, resolutions adopted by the board of directors of NJ Imaging Partners, the Certificate of Formation and Operating Agreement of Health Diagnostics and resolutions adopted by the sole member of Health Diagnostics.  We have reviewed such other documents and made such examinations of law as we have deemed appropriate in connection with the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions, also without independent verification, on the representations contained in the NJ Transaction Documents. We are not regular counsel to the Issuer, NJ Imaging Partners or Health Diagnostics, and are not generally familiar with their affairs. We have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity and competence of natural persons, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the completeness of all documents reviewed by us.  We have also assumed that each of NJ Imaging Partners and Health Diagnostics is and will remain solvent at the time of and after giving effect to its guarantee of certain obligations as set forth in the Indenture and the Supplemental Indenture.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.           NJ Imaging Partners is a corporation validly existing and in good standing under the laws of the State of New Jersey.

2.           Health Diagnostics is a limited liability company validly existing and in good standing under the laws of the State of New Jersey.

3.           NJ Imaging Partners has the requisite corporate power to enter into and perform its obligations under the NJ Transaction Documents to which it is a party and to incur the obligations provided therein, and has taken all corporate action necessary to authorize its execution, delivery and performance of the NJ Transaction Documents to which it is a party.

4.           Health Diagnostics has the requisite limited liability company power to enter into and perform its obligations under the NJ Transaction Documents to which it is a party and to incur the obligations provided therein, and has taken all limited liability company action necessary to authorize its execution, delivery and performance of the NJ Transaction Documents to which it is a party.

August 27, 2010
Radnet Management, Inc.

5.           The NJ Transaction Documents to which NJ Imaging Partners is a party have been duly executed and delivered by NJ Imaging Partners.

6.           The NJ Transaction Documents to which Health Diagnostics is a party have been duly executed and delivered by Health Diagnostics.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

(a)           None of our opinions covers or otherwise addresses any of the following laws, statutes or regulations or legal issues: (i) securities and antitrust laws, statutes and regulations; (ii) fraudulent transfer and similar laws; (iii) laws, statutes and regulations that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); (iv) laws, statutes and regulations that hereafter become effective; (v) zoning, land use laws and building laws, statutes and regulations applicable to any property; (vi)  usury laws, statutes and regulations; and (vii) laws, statutes and regulations that regulate a particular business of a party to the Indenture or Supplemental Indenture and do not relate to companies generally.  We have not undertaken any research for purposes of determining whether NJ Imaging Partners, Health Diagnostics or any of the transactions that may occur in connection with the Indenture or Supplemental Indenture is subject to any laws, statutes, regulations or requirements other than to those that, in our experience, would generally be recognized as applicable in the absence of research by lawyers in the State of New Jersey.  In addition, we express no opinion as to whether the members of the board of directors of NJ Imaging Partners or the sole member of Health Diagnostics have complied with their respective fiduciary duties in connection with the authorization and performance of the Indenture and Supplemental Indenture.

(b)           We express no opinion as to the enforceability of the Indenture, the Supplemental Indenture or any Note Guarantee executed by NJ Imaging Partners or Health Diagnostics.

(c)           We express no opinion as to choice of law or conflicts of law principles.

This opinion is limited to the federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

August 27, 2010
Radnet Management, Inc.

In rendering the opinion set forth in paragraph 1 above as to the good standing of NJ Imaging Partners, we have relied exclusively on the Certificate issued by the Department of Treasury of the State of New Jersey dated August 27, 2010.  In rendering the opinion set forth in paragraph 2 above as to the good standing of Health Diagnostics, we have relied exclusively on the Certificate issued by the Department of Treasury of the State of New Jersey dated August 27, 2010.  In rendering the opinions set forth in paragraphs 5 and 6 above as to the delivery of the respective NJ Transaction Documents, we have assumed, with your permission, that the laws governing such delivery are substantially similar to the laws of the State of New Jersey.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Maters” in the Registration Statement.  Other than the addressee hereof, no person may rely on this opinion except that Sheppard, Mullin, Richter & Hampton LLP may rely upon this opinion as though this opinion was addressed to them.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC